Exhibit 99.2
ASYST TECHNOLOGIES, INC., #11042082
Asyst Technologies 2nd Quarter 2006 Fiscal Year Conference
November 1, 2005, 5:00 p.m. ET
Moderator: Stephen Schwartz

Operator:	Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Asyst Technologies Second Quarter 2006 Fiscal Year Conference call. At this time, all participants’ lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the presentation, please press the star followed by the zero, and the conference coordinator will assist you. And as a reminder, this conference is being recorded, Tuesday, November 1st of 2005.

At this time, I would like to turn the presentation over to John Swenson. Please go ahead, sir.

John Swenson:	Thank you. Good afternoon, everyone. And welcome to the Fiscal 2006 Second Quarter Conference call for Asyst Technologies.

A Press Release detailing our results for the quarter was distributed via Business Wire at approximately 1:00 p.m. Pacific time this afternoon, November 1, 2005. The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call, we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as the Earnings Press Release.

We also will present non-GAAP financial information in this conference call. For a description of what is excluded from non-GAAP results and a reconciliation of GAAP to non-GAAP results, please refer to the Press Release which, again, is posted on our website.

Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, Warren Kocmond, Chief Operating Officer, and Bob Nikl, our Chief Financial Officer. Warren will begin with an overview of our sales and operational performance for the quarter. Bob will follow with the discussion of the financial results and outlook, and then Steve will provide a strategic perspective. After the formal comments, we will be happy to take your questions.

And now, I’ll turn the call over to Warren Kocmond. Warren.

Warren Kocmond:	Thank you, John.

The highlight for the quarter was our strong margin performance which marks our third consecutive quarter of gross margin improvement. I will cover margin in detail after reviewing bookings and sales.

Total net bookings in the quarter were $100 million, which compares with $109 million in the prior quarter. Second quarter bookings at ATI were $38 million, which is up from $32 million last quarter. However, consistent with what we have said in the last two conference calls, we are not ready to view ATI’s quarter over quarter change in bookings as indicative of a trend. Our average bookings over the prior three quarters at ATI were almost exactly $37 million, and we continue to view the demand environment as essentially flat. Bookings at ASI were $62 million, down from $77 million in Q1. Bookings for semiconductor AMHS were $57 million, which was flat with the prior quarter. We booked $5 million of flat panel display AMHS in the quarter, compared with $20 million in Q1. We are expecting an increase in flat panel display bookings in the current quarter.

Moving to net bookings by region the results were as follows: North America, 16%; Japan, 49%; Taiwan, 17%; other Asia Pacific, 9%; and Europe, 9%. Our consolidated backlog was approximately $143 million as of the end of the quarter. We had fifteen significant wins for our factory interface and software products during the quarter. This included the first phase of what we expect will be a $10 million SMIF expansion in China, as well as two wins for the Spartan Sorter and one win for the Spartan EFEM. In addition, in the second quarter, the Spartan EFEM was selected for a midsized customer’s new metrology tool, and we expect to receive orders in the current quarter. We believe that this customer eventually will implement the Spartan EFEM on all of their tools. This was another significant competitive win for the Spartan EFEM, and now gives us a total of four OEM customers for this new product, representing potential opportunity of 120 to 160 units per year.

The Spartan EFEM currently is at various stages of evaluation with seven additional OEMs. Customers are telling us that the Spartan is the cleanest atmospheric wafer handling platform they have evaluated. We are extremely excited about the OEM potential of the Spartan and are absolutely focused on growing and supporting our important OEM business. We booked AMHS orders from twelve customers related to fifteen separate projects which were predominantly 300mm expansions.

Now to sales. Consolidated net sales for the quarter were $125 million, up from $117 million in the prior sequential quarter. Net sales at ATI were $39 million, which is essentially flat with last quarter. Net sales at Asyst Shinko were $85 million, compared with $77 million in the prior sequential quarter. We completed a number of projects ahead of schedule, which contributed to higher than expected revenue. For several of these projects, we experienced lower actual cost than we had previously estimated. In combination with ongoing improvements in account and project management, and initial benefit from our cost reduction programs, this resulted in significantly higher gross margins of 33% for the quarter at ASI. Based on our current backlog, we anticipate gross margins in the 30% to 32% range at ASI in Q3.

Sales related to flat panel display were approximately $11 million. Less than $1 million of this related to our large low margin project in Taiwan, and less than $3 million of that project remained in backlog as of the end of the quarter. We achieved ATI gross margin of 38%, which is up four points from Q1 on flat sales. This reflects the benefit of improved mix as well as continuing cost reductions. Once again, we believe that this validates the outsourced manufacturing model we have established, as we are achieving significantly higher gross margin at this sales level than we reasonably could have achieved with integrated manufacturing. We believe this performance is sustainable, and that further gains are possible through continued cost reductions and the ramp of new products.

That concludes my formal comments. I’ll now turn the call over to Bob Nikl.

Robert Nikl:	Thank you, Warren. We were generally pleased with the financial performance of the consolidated business for the fiscal second quarter. However, we still have opportunities for improvement at current sales levels, including reductions in ATI’s SG&A expenses, as well as managing key aspects of working capital at ASI. I’ll address some of these opportunities in my comments.

First to the financial results for the second quarter. Consolidated R&D expenses totaled $7.1 million, which is flat with Q1. Consolidated SG&A expenses were $22.2 million, which is up $3 million from the first quarter. The increase primarily relates to an increase in the bad debt provision at ASI, ASI investments to support our business in Asia, and lease hold remediation cost related to our anticipated ATI facility consolidation. We expect to bring SG&A down by $2 million to $3 million in the current quarter. Other expense was $0.9 million, which is essentially flat with Q1. Net loss for the fiscal second quarter on a GAAP basis was $1.5 million or $0.03 per share, which compares with a loss of $3.6 million or $0.08 per share in the prior quarter. We reported non-GAAP net income for the quarter of $0.7 million or $0.02 per share, which compares with a non-GAAP net loss of $0.9 million or $0.02 per share in the prior quarter.

Now moving on to the balance sheet. Cash, cash equivalents, and short-term investments at quarter end totaled $104 million, which is essentially flat with the end of June. We generated $17 million of free cash flow in the quarter, and $14 million of this was used to pay down short-term debt. Accounts receivable totaled $195 million as of the end of the quarter, up from $190 million at the end of June. Overall DSO was 140 days which was down from 146 days at the end of Q1. Inventory at the end of the quarter was $33 million, down from $38 million at the end of Q1.

Now to our outlook. The following guidance assumes an exchange rate of 115 Yen to the Dollar. For the fiscal third quarter ending in December, we expect to report consolidated net sales in the range of $105 to $115 million. We expect ATI to maintain essentially flat sales at approximately $40 million and ASI to be in the range of $65 million to $75 million. We expect to be at or near breakeven on a GAAP basis. We expect to report non-GAAP net income in the range of $1.5 million to $3 million, or $0.03 to $0.06 per share.

With that, I will turn the call over to Steve Schwartz.

Stephen Schwartz:	Thank you, Bob.

The results for the second quarter reflect our substantial progress over the past year in the form of improving gross margins and an improving bottom line. While further improvements are achievable at current sales levels, the opportunity before us now is increasing sales without a significant change in the cycle. We’re focused on launching and ramping new products and product extensions, as well as new customer penetrations that can move us toward that goal.

With the Spartan, so far we’ve been participating in slightly more than half of the total available sorter market. Sorters integrated with stockers represent an estimated $40 million of incremental market opportunity. We recently integrated the Spartan Sorter with the Asyst Shinko stocker, and the first of these integrated products will be installed in a 300mm fab in Japan in the current quarter. The other significant incremental opportunity for Spartan is in the equipment front-end market. Atmospheric tool front-end products in the aggregate comprise a $500 million market. Most of the market is served by component manufacturers, OEM’s fabricating captive designs, and numerous sheet metal shops and system integrators. Only a relatively small portion of the market is being addressed by merchant suppliers of fully integrated systems.

Based on our experience so far, we’re convinced that no other merchant EFEM or component-based captive design offers the combination of cleanliness, low cost of ownership, and performance provided by the Spartan. And with our application engineering capabilities and leveraged manufacturing model, we’re positioned to be a highly reliable and value-added supplier to our OEM customers.

As Warren mentioned, we’ve won three OEM customers for the Spartan so far, with another significant customer expected to place POs with us in the current quarter. We believe we are well positioned to make Spartan the preferred EFEM solution for the industry, and we expect to measure success not only through our growing share of the merchant EFEM market, but also through our ability to convert OEMs, which today rely on captive designs.

Our other significant new product initiative at ATI is in software. We continue to be the market leader in both 200mm and 300mm software for tool connectivity. We also have made significant investments in a new software platform that provides next generation connectivity and complies with the new semi equipment data acquisition standards. This platform, which we call an equipment information bridge (or EIB) is significant for three reasons. First, it allows us to extend our reach beyond tool connectivity and to move up the value chain in the much larger market for fab software. Second, it provides key next generation capabilities that can help to differentiate our hardware products. And third, it provides a highly intelligent framework for the larger and more comprehensive fab wide productivity and automation solutions that we can provide to our customers.

In less than one year, we’ve achieved sixteen design wins with EIB, including a large global deployment in a key customer’s back-end factories. Our engagement with the fabs also is allowing us to generate sales from system integration services which represent an incremental $300 million market opportunity.

In discussing the progress we’ve made in the business, the other key component is the development of ASI. Last month marked the third anniversary of the joint venture. In three years, we’ve expanded ASI’s business model more than four-fold. We’ve extended our leadership in 300mm AMHS and have become a player in flat panel display. We have AMHS in nine of the top twenty semiconductor manufacturers in the world, and in two of the top four flat panel display manufacturers. And now, ASI is also generating meaningful profitability. ASI has just completed its fourth consecutive quarter of gross margin improvement, and over the past three quarters has generated $0.52 of non-GAAP net income, half of which has flowed to our consolidated bottom line.

We have multiple incremental opportunities with ASI. The first is to properly leverage our position in flat panel display. LCDs will overtake CRTs as the mainstream technology for televisions, and we believe this will drive the industry to build dozens of fabs to produce Gen 5 and larger panels. We are among the leaders in Gen 5 and Gen 6 transport technology, and we continue to win incremental business with our current customers at these panel sizes. Much of our Generation 6 technology is extendable to Gen 7 and Gen 8, including aspects of our stocker and control software. However, the vehicle-based approach to transporting panels that worked at Gen 6 is not extendable, largely because of the sheer size of the panels and the practical limitations of fab designs. The window of opportunity for Gen 7 fab construction appears to be very small. We, therefore, are focusing our product development on bringing to market a differentiated Gen 8 AMHS solution, which we expect to demonstrate to customers by the end of December.

As we look into calendar 2006, we are highly focused on winning and profitably deploying at least one Gen 8 front-end project. We also have opportunities in the back-end at Gen 8 where panels are cut down to approximately Gen 5 dimensions, and our Gen 5 stocker and AGV technology can be employed. We believe that the rollout of large panel factories is just beginning, and we have the opportunity to participate in the early stages of this exciting market.

In the 300mm semiconductor market, ASI enables us to offer comprehensive automation solutions to customers. These are solutions that leverage and integrate our combined experience, products, and market leadership and result in a higher level of strategic and operational engagement with customers. In addition, we currently are developing an entirely new material transport concept that utilizes the combined engineering and customer integration capabilities of both ATI and ASI. We believe this new product will provide unique advantages in both performance and cost of ownership, and we are working with a key customer as a potential development partner.

In summary, after many quarters of being focused on our goal of breaking even at the bottom of the semiconductor cycle, we’ve achieved that objective. At the same time, I want to emphasize that while we’re pleased with the validation of our model and the return to profitability, we also recognize there’s more to do. We have room to further improve ATI’s gross margin and to reduce ATI’s operating expenses, we can realize more profitability from ASI as we better manage projects and collections, and we have the products and capabilities to drive sales at both ATI and ASI. We’re at breakeven on a non-GAAP basis for the year-to-date, and our objective now is to deliver a profitable fiscal year, regardless of where the cycle takes us over the next two quarters.

That concludes our formal comments, and now I’d like to ask the operator to come back on so we can field your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you would like to ask a question on today’s presentation, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection, and your questions will be polled in the order they are received. If you are using speaker equipment, we do ask that you please lift your handset for pressing the numbers.

One moment, please, for first questions.

Our first question comes from C. J. Muse with Lehman Brothers. Please go ahead.

C. J. Muse:	Yes, good afternoon. I was hoping that you could talk about the margins for Asyst Shinko and how sustainable they are at the 30% - 32% percent range over the next four to six quarters.

Stephen Schwartz:	Hi, C. J. This is Steve. C. J., right now when we look at the backlog, these are customers that deliver pretty healthy gross margins. As we’ve talked in the past, even when we were down in the 10% - 15% gross margin on consolidated basis, there were always some projects that were up in the 25% - 30% gross margin range. When we take a look at the backlog, what we see for the next quarter, and some of that goes into the quarter beyond that, we’re in the 30% to 32% gross margin range pretty comfortably right now.

C. J. Muse:	Okay. I guess following the same in flat panel display, for the Gen 8, are you targeting a Korean or Japanese customer?

Stephen Schwartz:	C. J., right now, you can imagine Korea’s probably a pretty good chance for us.

C. J. Muse:	Alright. And last question for me, can you talk a little bit about your plans for free cash flow generation over the next four to six quarters? How, I guess, maybe dividends from Asyst Shinko and things like that play into what your plans are.

Robert Nikl:	Sure, C. J. This is Bob. Not really expecting dividends to play into much of the free cash flow discussion. What we plan to do is to continue to aggressively work the balance sheet. As you know, while we’re quite pleased with the improvement in inventory levels, accounts receivable management and collections is still quite a challenge for us, given the nature of the POC model at ASI. So that’s where the energy and the focus is going to be over the next couple of quarters, and that’s where we expect to get some “oomph” behind the cash flow generation.

C.J. Muse:	Alright. Thanks, Bob.

Operator:	Thank you. Our next question comes from Timothy Arcuri with Citigroup. Please go ahead.

Artis Monic (ph):	This is Artis Monic for Timothy Arcuri. My first question is can you provide a little more color on the timing of your fab (INAUDIBLE) projects in ’06? It looks like your FPD activity is picking up this quarter. Is that from this Gen 8 projects or is that from some other project?

Stephen Schwartz:	No. The flat panel — it would be too early to comment on flat panel other than by the end of this calendar year, we plan to have some Generation 8 flat panel capability that we can demonstrate in Japan to customers.

Artis Monic:	Okay. And one other question, on your 200mm business, it looks like you had a little blip here in 200mm activity. Do you foresee that — do you foresee 200mm activity remaining at this level or it’s just a blip?

Stephen Schwartz:	200mm is at a pretty low level right now. It’s a temporary up-tick, but we know there are some projects that are going on. It’s really hard to predict them, but we expect them to be a few million dollars level here for the next quarter or two.

Artis Monic:	Okay. And one last thing, on the sorters, you’ve given the number of 120-160 sorters per year. Could you quantify that opportunity in dollars or maybe on a per fab basis?

Warren Kocmond:	This is Warren. Actually, those were not sorters. Those were EFEM opportunities that we were talking about.

Artis Monic:	Okay. EFEM.

Operator:	Thank you. Our next question comes from Robert Maire with Needham & Company. Please go ahead.

Robert Maire:	Yes. I think last time I — if I recall correctly, you were up for renegotiating your agreement with Shinko. Can you give us an update on that?

Stephen Schwartz:	Robert, I’m not sure. You might have misunderstood at one time. We have an ongoing contract with Shinko, but that’s not up for any kind of renegotiation.

Robert Maire:	Okay. So that’s in place and continuing as is?

Stephen Schwartz:	Yes.

Robert Maire:	Okay. A following question, in terms of demand for projects outside of the Korean flat panel stuff, can you give us your sense as to Taiwan or China or North America? What you’re seeing out there? What the tone is in the market that you’re seeing over the last couple of months?

Robert Nikl:	Robert, I wish we could offer something different from any of the other people who have reported in this space so far. The one thing that we can tell you is that the memory, obviously, is pretty strong. The flash activity and DRAM activity continues to drive a lot of our business. From a foundry standpoint, we’re encouraged by what we anticipate will come. But we’re in a little bit of a wait and see like other people are. Memory strong, we’re encouraged by foundry, but that’s about all that we see right now.

Robert Maire:	Okay. So, pretty much no real change in momentum or direction. Do you anticipate some of the other semi equipment manufacturers have suggested they may be hoping for a pick-up coming out of Taiwan in the not too distant future? Are you seeing anything or hearing anything in AMHS that might indicate and early indicator of that?

Stephen Schwartz:	Robert, nothing different. Again, the thing that makes it a little bit difficult for us is, obviously, we’ve installed some AMHS that doesn’t have tools under it now. And so our timing will necessarily be little bit different from an AMHS standpoint. But we are encouraged by what we think will be good spending from Taiwan. It’s tough to say if it’s in a quarter or two quarters.

Robert Maire:	Okay. And one final quick one, in terms of the savings that you’re seeing in your model, is this just further implementation of what you set out to do? Do you have any new initiatives that have reduced cost here or changed the model or in some way enhanced the savings that you’ve achieved?

Warren Kocmond:	This is Warren. I think we’re in a stay the course mode right now, because we’ve been getting a lot of mileage out of it. The cost reductions on both our new products and our legacy products have been tracking, in most cases, on schedule and, in some cases, ahead of schedule and we’ll continue to drive that both at ASI and ATI. So, there aren’t necessarily new initiatives, but the ones that we have been working on, the tried and true cost reductions, I think are getting us where we need to go.

Robert Maire:	Okay. Thank you.

Warren Kocmond:	You’re welcome.

Operator:	Thank you. Our next question comes from Ben Pang with Prudential Equity Group. Please go ahead.

Ben Pang:	Hi. First of all, on the AMHS side of the business, you mentioned that most of the projects that we’re booking now are for expansions. How has that been over the last three quarters?

Stephen Schwartz:	Ben, let me give you a little bit number detail, here. And this will give you an idea of how the orders come in.

Ben Pang:	Okay.

Robert Nikl:	In Q2, in the quarter we’re reporting, we had ten projects that were $1 million or greater. And out of those, the top ten semi-orders, nine of those customers also ordered from us in Q1. And we forecast that eight of them will also order in Q3. So to give you an idea, there’s a pretty continuous level of spending. Each one goes up and down a little bit, but we don’t get a single order at a single time. We get it in phases. But for — what that implies is that about eight of the ten people who gave us a least a $1 million order in Q2 ordered some in Q1. And they are going to order some more in Q3, and so that’s the trend. We get orders over a three or four or five quarter period for another area of fab, another phase or another space. But pretty consistently, people who ordered in Q2, most of them ordered something from us in Q1. And most of them will order some from us, we believe, in the Q3 current quarter.

Ben Pang:	What’s going to cause that side of the business to accelerate? Do you need to see new projects? Are there still — can you continue — are there enough, I guess, expansion type of projects left that you continue to go along at this level or what really brings you to a new level of bookings?

Robert Nikl:	In four to six quarters, we’re going to need to see some new shells.

Ben Pang:	Okay.

Steve Schwartz:	We’ve got some runway still, but we’re going to need to see some new fab construction.

Ben Pang:	Okay. And on the ATI part of the business, in terms of the gross margins, you mentioned that you feel pretty stable at this level right now, right?

Warren Kocmond:	Yes. We’re certainly stable, and I think that, in fact, as we look forward, as I mentioned in the formal comments, to some opportunities like up-tick in terms of volume and continued focus on the cost reduction that we can probably squeeze a couple more points out of this thing.

Ben Pang:	Okay. And then so the pricing — you guys have now introduced this product now, and you guys have won a lot of customers. But whatever pricing you’re getting right now, you feel pretty comfortable you’re going to get that at least for the next two or three quarters?

Warren Kocmond:	I think so. There’s no reason to see any erosion there. We’ve got a really good product, and it’s one that’s getting, I think, pretty reasonable adoption from the marketplace.

Ben Pang:	Okay. And on that side of the business, where are most of the opportunities geographically, U.S. or Japan?

Stephen Schwartz:	Where ever there’s a 300mm fab.

Ben Pang:	So, this is — what about on the tool side, though, selling the Spartan as the integrated front-end?

John Swenson:	Predominantly U.S. OEMs. Some in Japan.

Ben Pang:	Okay. And last question, on the flat panel, you did say the bookings were going to increase for the flat panel part of the business in the December quarter, right?

Stephen Schwartz:	It’s in our forecast now, Ben. Yes.

Ben Pang:	Perfect. Thank you very much.

Operator:	Thank you. Our next question comes from Philip Lee with JPMorgan. Please go ahead.

Philip Lee:	Hi. I had a couple of questions. One is on the $10 million SMIF order in China. Was that $10 million booked and shipped in 2Q?

Stephen Schwartz:	It’s a $10 million project, Philip, two of which we booked.

Philip Lee:	Okay. So $2 million was booked —

Stephen Schwartz:	On Phase 1.

Philip Lee:	On Phase 1 in the most recent quarter, and then the rest of that should be booked in this December quarter.

Steve Schwartz:	It’s going to stretch over a few quarters, probably.

Philip Lee:	Okay. And then in terms of the bad debt at ASI, could you give a little bit more detail on the customer and the issue there?

Robert Nikl:	Philip, we certainly wouldn’t want to discuss customer-specific issues. The way the bad debt provision is calculated today, it’s very much formula driven and it’s based on aging. And you probably know, our accounts receivable at ASI are composed of both billed and unbilled. So, depending upon how the projects are completing and moving from unbilled to invoice, the formula will create certain requirements for additional bad debt.

One of the opportunities we see for SG&A reduction in the future is I think we’re pretty much at the point where there’s more than sufficient coverage for our current portfolio of receivables.

Philip Lee:	Okay. And then one other question, on the ATI side, the bookings for the December and — for the December quarter, do you guys see that relatively flat or ticking up higher modestly?

John Swenson:	We’re not prepared to comment on bookings, Philip.

Philip Lee:	Okay. Thank you.

Operator:	Thank you. Our next question comes from Bill Lu with Piper Jaffray. Please go ahead.

Bill Lu:	Yes. Hi, there. Good afternoon. Nice quarter. Another couple of questions. Before, you had talked about Spartan outsourcing right bout the current timeframe. Can you give an update on that?

Warren Kocmond:	Yes, Bill. This is Warren. It’s right on track. In fact, the Spartan is beginning to come out of our facility that we work with Selectron on and so, as I mentioned, everything’s on track there. In fact, we’re a little bit ahead of schedule in a couple of areas. But it’s meeting the requirements that we expected of it, both from a cost perspective and from quality and on time delivery perspectives.

Bill Lu:	So, shouldn’t that be added to the margins in the December quarter? I’m just looking at your guidance, and it looks like margins are going to be down slightly.

Warren Kocmond:	No. I didn’t say that. I don’ believe we’ve projected that.

John Swenson:	We didn’t guide on margins, and nothing is happening in the business to lead us to believe we can’t actually sustain or improve what we did in Q2.

Warren Kocmond:	In fact, I had mentioned that with the ongoing cost reductions that we’ve been working that have been getting a lot of traction, I expect that we probably could see a little bit of an improvement.

Bill Lu:	Sorry. I probably made a mistake there. With ATI being flat and ATI being higher than the corporate average in margins and ASI down a little bit, I was think — and then you add in the front outsourcing, margins should improve next quarter, right? Or this quarter.

Warren Kocmond:	Philip, the Spartan gross margin absolutely is going to increase. Any ultimate gross margin we get is based on the mix that we have. But without question, we stopped making the last of the Spartans here in September quarter. There are very significant gross margin improvements for the Spartan product having moved it to Singapore. The issue will be how does the mix come out in terms of what the overall gross margin is.

John Swenson:	Yes. And there’s also probably enough moving around in your model, and I think it’s tough to back-in to an assumption on ATI gross margin.

Bill Lu:	Sure. Second question is can you break out the backlog between ASI and ATI right now?

John Swenson:	Backlog’s about $35 million to $40 million at ATI, and a little over $100 million at ASI.

Bill Lu:	Okay. And within ASI, how about between semi and flat panel?

John Swenson:	Give us a second.

Bill Lu:	Sure.

John Swenson:	About twenty.

Stephen Schwartz:	About twenty.

Bill Lu:	Okay. And then just one last question. You talked about ASI flat panel bookings being up in the December quarter. Any way you can quantify that little bit more for us?

Stephen Schwartz:	That would be tough to do right now, because it’s just a lot of people get an expectation, but we don’t want to guide there, yet, Bill.

Bill Lu:	Okay, great. Thanks very much.

Stephen Schwartz:	Yes.

Operator:	Thank you. Our next question comes from Darice Liu with Maxim Group. Please go ahead.

Darice Liu:	Good afternoon. Following up on Bill’s question. The order up-tick in the flat panel display side, is that mostly expansion or is that a new fab?

Stephen Schwartz:	For us, it will be expansion.

Darice Liu:	Okay. And then, I understand that you are focusing on 8-G, but will your new solution be extendable to 7-G? The reason why I’m asking is that seems only the Tier 1s right now are currently making 7-G and above investments, with the Tier 2s waiting for more demand and things of that sort.

Stephen Schwartz:	The technology will be scalable down even below Gen 7, but we need to hit Gen 8 to have a successful penetration in the market.

Darice Liu:	And can you just clarify an earlier statement about the 8-G ordered. Do you expect that to fall into calendar 2006?

Stephen Schwartz:	We don’t have an 8-G order right now, Darice. So, we’re trying to get customer commitment. We’ll begin to demonstrate at the end of December, but we hope that the business opportunity is in calendar 2006.

Darice Liu:	Okay. And with the cost improvements in gross margin (INAUDIBLE) you’ve been having, can you update us on your new breakeven levels for ASI and ATI?

Robert Nikl:	Darice, Bob, here. There really isn’t much in the way of a modification to breakeven at the ATI level.

Darice Liu:	Is it still $45 million?

Robert Nikl:	Pretty much so, yes. I think there’s obviously going to be some opportunities. We continue to work both the margin opportunity and the OpEx side. But we’re still looking at that lumpy range of $45 million or so to get to breakeven.

On the ASI side, I’ll be honest, we’d have to get to an extraordinarily low level of revenue there to be talking about breakeven. This particular quarter, they generated $0.10 pro forma on the $85 million revenue base. So, it would probably be somewhere less than $40 million a quarter.

Darice Liu:	Okay. And just a housekeeping question. Can you further break down the bookings for ATI between OEM and fab direct?

Stephen Schwartz:	Oh, between OEM and end-user at ATI?

Darice Liu:	Yes.

Stephen Schwartz:	Darice, I’m happy to give you that later. We don’t have it here, handy.

Darice Liu:	Okay, then. Thank you.

Operator:	Thank you. Our next question comes from Brett Hodess with Merrill Lynch. Please go ahead.

Brett Hodess:	Yes. My question has to do with the cost reductions on the ATI aide. You were commenting on the Selectron outsourcing. The $45 million breakeven point, at what point in time do expect to hit that? And then the second question, now that Spartan’s mostly out to Selectron, what’s the next stage of cost reduction in ATI other than the incremental SG&A stuff? Or is that it for awhile?

Warren Kocmond:	Hey, Brett. This is Warren. It isn’t just the outsourcing aspects. Clearly, there’s the ongoing material cost reduction, some of which are related to some design changes that we’ve been making. These are minor modifications, but modifications that, I think, are the only way to enable more aggressive cost reductions. I suspect that, right now, what we’re going to be trying to drive is that margin up — I mean that revenue up on the ATI business because we do have a new product that is getting pretty good adoption, and once we get to the levels that we’ve talked about in the past, we think we can get some pretty good gas out of this thing. So I think that the cost reductions are on track and they’re going to continue at this rate with some design changes.

Robert Nikl:	Brett, just to build on what Warren said, the neat thing about the sorter and EFEM looked at as combined product called Spartan is that they share an awful lot of common parts. So to the extent that the EFEM part of the business takes off the way we would like to think it’s going to, that also is going to be an engine for further cost reduction jut based on volume.

Brett Hodess:	(INAUDIBLE) on that. At this stage, given that the cost effectiveness, are you seeing the bigger OEMs become more receptive now to outsourcing even than they have in the past of the EFEMs?

Warren Kocmond:	Brett, this is Warren. Actually, I think we’ve been seeing just that certainly over the last year or so that there has been more receptivity, and I think some of that is a function of the kind of product that we’re bringing to market that has a value proposition that they’re more interested in than in the past, and we’re certainly putting a lot energy into it.

Operator:	Does that answer your question, sir?

Our next question comes from Peter Kim from Deutsche Bank. Please go ahead.

Peter Kim:	Hi. Thanks for taking my questions. First, I’d like to ask a question about the gross margins in ASI. Over the past couple of quarters, I think that a large part of your ASI business was in semi and less in flat panel. Is this why the gross margins are improving in this segment?

Stephen Schwartz:	Yes, a couple of reasons from the gross margin. Very specifically, we certainly have less of what was very low margin flat panel that dominated a couple of quarters we had over some time with the last four. Probably in this quarter, most of the business’ repeat were in Phase 2 and Phase 3 with very similar customers were much more efficient from a cost standpoint. And because we get a double benefit when we did a little bit early signoff on some of these projects, when you finish a project early, certainly the costs are lower and you don’t continue to incur field costs. You also get an earlier acceptance which allows us to recognize the revenue of — certainly at a higher level from what we anticipated or forecasted. So, we got a little bit early acceptance, very strong business from a mix standpoint, and a majority of it is semi, even though the flat panel business that we have now and that we’ve been recognizing over the past couple of quarters has improved dramatically from a gross margin standpoint.

Peter Kim:	Right. But is it fair to say that these flat panel bookings that you’re anticipating in the December quarter, when that filters through into revenues, you anticipate that gross margins could be negatively biased as a result, right?

Stephen Schwartz:	They could be. The gross margin we’ve recognized in flat panel even in the last quarter was around 23% - 24%, and so it’ll have some impact and it’s a small part — a small percentage of ASI revenue. It’s not more zero gross margin flat panel business like we had several quarters back.

John Swenson:	No reason, Peter, to believe that it’ll be significantly different from a margin perspective than what you saw in Q2, or that it’ll be a stronger part of the mix in the near-term than what you saw in Q2. So, I hope that’s helpful.

Peter Kim:	Great. And then if I could ask a question about — two more questions, quick ones. SMIF — you have a $10 million anticipated order in China. Is that — do you believe that will be booked on margins that are historically consistent with margins that are comparable to historical levels?

Stephen Schwartz:	Peter, let me clarify. I want to say this so there’s no misunderstanding here. We booked about $2 million of what ultimately will be $10 million worth of business, and the business that we’ve recognized, it’s been 200mm over the past several quarters. It’s consistent from a gross margin perspective with historical 200mm gross margins.

Peter Lee:	Okay. And then my last question, when you look at AMHS business and your outlook for 2006, do you see a — I assume that you had some visibility to new fab start-ups and expansions. Do you believe that new fab start-ups and expansions are going to be more or less than what you saw in 2005?

Stephen Schwartz:	It’s hard to say. We get a couple of quarters’ visibility. We understand the very aggressive spending plans for almost all the customers on our list. Whether they’ll spend or it, it’s tough to say. But we think ’06 will be a relatively healthy year.

Peter Lee:	Okay, great. Thank you very much.

Operator:	Thank you. Our next question comes from Mike Nerry with Nerry Asset Management. Please go ahead.

Mike Nerry:	Hi. Just a couple of quick questions. You had mentioned that SG&A is going to be down $2 million to $3 million in this quarter. How much of that is at ATI?

Robert Nikl:	Let me just go backwards and — we expect to see a big chunk of that coming out of ASI relative to the bad discussion we had earlier. But there will be OpEx improvement at ATI as well.

Mike Nerry:	Okay. More than $1 million or so? Is it pretty small at ATI?

Robert Nikl:	No. I wouldn’t say it’s $1 million, but certainly in a range of $250, 000 to $500,000 would be a reasonable expectation.

Mike Nerry:	Okay. And in the $130 million roughly in net deferred tax assets we have, those are only usable on basically ATI earnings, is that correct?

Robert Nikl:	If you’re talking about the ATI deferred tax assets which are fully reserved for the most part, that’s correct. We would have to generate U.S. based income to utilize those.

Mike Nerry:	Are there any foreign ones left for ASI?

Robert Nikl:	There is a little bit left. In fact, we had taken a favorable tax provision credit in Q4 of last year with respect to our wholly owned subsidiary company, Asyst Japan.

Mike Nerry:	Okay. And last question, what was the CapEx for the quarter?

Robert Nikl:	A little shy of $2.5 million.

Mike Nerry:	Okay. And going forward, is it running about $2 million a quarter, or more like $1 million.

Robert Nikl:	Actually, this quarter was a bit of an anomaly, Mike. We split that $2.4 million, let’s call it equal between ASI and ATI. Part of what you’re seeing there is an anomaly in the sense that we had mentioned earlier in the script about facility consolidation. So we’re undergoing some lease remediation costs here, if you will, that are capitalized for the time being, and that get written off against the balance of the term of the lease, here.

Mike Nerry:	Yes. I saw that the Fremont lease is up in October.

Robert Nikl:	Right.

Mike Nerry:	Okay. So going forward, it should be more somewhere in the order of $1 million — $1.5 million or do you have a sense for what CapEx should be?

Robert Nikl:	Yes. That would be a reasonable expectation for the business going forward.

Mike Nerry:	Okay, thanks.

Operator:	Thank you. Ladies and gentlemen, if there are additional questions at this time, please press the star followed by the one on your pushbutton phone. If you are using speaker equipment, we do ask that you please lift your handset before pressing the numbers.

One moment, please, for our next questions.

Management, at this time, we appear to have no additional questions in the queue. If you have any additional comments, please feel free to make those at this time.

Stephen Schwartz:	Okay. Thanks, everyone for joining us on the call today. We’re available the rest of the day here in Freemont, and we look forward to speaking with you again soon.

Operator:	Thank you, management. Ladies and gentlemen, at this time, we will conclude today’s conference call. We thank you for participating on the presentation. If you would like to listen to a replay, pleas dial (303) 590-3000, with the access code of 11042082. Once again, ladies and gentlemen, we thank you again for participating. And if you would like to listen to a replay of the presentation, please dial (303) 590-3000, with the access code of 11042082. We thank you for your participation. You may now disconnect, and please have a pleasant day.
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